Exhibit 99.1

         MediaTek to Acquire Analog Devices Cellular Handset Radio and
                          Baseband Chipset Operations

     HSINCHU, Taiwan & NORWOOD, Mass.--(BUSINESS WIRE)--Sept. 10, 2007--MediaTek, Inc. (TWSE: 2454, "MediaTek"), one of the world's leading fabless semiconductor companies for wireless communications and digital media solutions, today announced that it has signed a definitive agreement to acquire the assets related to the Analog Devices, Inc. (NYSE: ADI) Othello(R) radio and SoftFone(R) baseband chipset product lines, as well as certain cellular handset baseband support operations, for approximately US$350 million in cash. These product lines represented approximately US$230 million in revenue for ADI, based on fiscal year 2006 financial results.

     Through this acquisition, MediaTek's wireless handset division gains: a global team of approximately 400 experienced product development and customer support professionals; an established customer base around the world; new radio transceiver and baseband chipset products, including GSM, GPRS, EDGE, WCDMA, and TD-SCDMA chipsets, to further strengthen its existing portfolio; and key patents and intellectual property to increase MediaTek's competitiveness.

     ADI plans to continue to invest in the wireless handset market by focusing on developing high-performance analog, micro-electro mechanical systems (MEMS), and programmable digital signal processing (DSP) products that enhance the audio, video, connectivity, and power efficiency capabilities in a range of wireless multimedia devices. According to Jerald G. Fishman, ADI's president and CEO, "This transaction will allow ADI to focus our resources in areas where our signal processing expertise can provide unique capabilities and earn superior returns. In addition, it unlocks the value of the Othello and SoftFone operations by creating the scale needed to support the R&D investment required for sustainable, long-term success."

     "This is a winning transaction for customers of both companies," said JiChang Hsu, general manager of MediaTek's wireless business. "With these added resources, our customers will be assured a roadmap of innovative solutions supported by a talented team that is focused on the needs of the wireless handset industry. Moreover, this acquisition will also bolster MediaTek's global operations and development in converging consumer solutions."

     The boards of directors of both companies have approved the transaction, which is expected to close near the end of 2007, following the satisfaction of regulatory requirements and other customary closing conditions. Tax assessments and any additional closing costs will reduce the net amount of proceeds received by ADI from the transaction.

     In ADI's recently completed third quarter of fiscal year 2007, revenue from these product lines represented $43 million, or 6% of revenue. ADI plans to account for the divested operations as a discontinued operation. Excluding these operations, ADI estimates that its third quarter of fiscal year 2007 gross margin as a percentage of revenue would have been approximately 170 basis points higher, operating margin as a percentage of revenue would have been approximately 200 basis points higher, and diluted earnings per share would have been approximately $0.01 higher.

     About MediaTek Inc.

     MediaTek Inc. is a leading fabless semiconductor company for wireless communications and digital media solutions. The company is a market leader and pioneer in cutting-edge System-On-Chip system solutions for wireless communications, high-definition digital TV, optical storage, and high-definition DVD products. Founded in 1997 and listed on Taiwan Stock Exchange under the code "2454", MediaTek is headquartered in Taiwan and has sales and research subsidiaries in China, India, U.S., Korea and Singapore. For more information, please visit MediaTek's website at www.mtk.com.tw.

     About Analog Devices

     Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the most long-standing, high-growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers around the world, representing virtually all types of electronics equipment. Celebrating more than 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index. For more information, please visit ADI's website at www.analog.com

     This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected closing of the transaction between ADI and MediaTek, the expected benefits of the transaction to ADI, MediaTek, and customers, and ADI's expected future investments. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the closing of the transaction is subject to the receipt of regulatory approvals, the receipt of third-party consents, and other material closing conditions, any failure of which to satisfy may delay or prevent the closing of the transaction; the transaction may involve unexpected costs, thereby reducing the net proceeds to ADI; the expected benefits of the transaction may not be achieved in a timely manner, or at all; and disruption from the transaction may adversely affect relationships with customers, suppliers, or employees. For detailed information about factors that could cause ADI's actual results to differ materially from those described in the forward-looking statements, please refer to ADI's filings with the Securities and Exchange Commission, including ADI's most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.


     CONTACT: Financial Inquiries:
              Analog Devices, Inc.
              Maria Tagliaferro, 781-461-3601
              Director of Corporate Communications
              maria.tagliaferro@analog.com
              or
              Press Inquiries:
              Analog Devices Inc.
              Colleen Cronin, 781-937-1622
              Media Relations Manager
              colleen.cronin@analog.com